UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 26, 2010

ENTROPIC COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33844	33-0947630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6290 Sequence Drive

San Diego, CA 92121

(Address of Principal Executive Offices and Zip Code)

(858) 768-3600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On January 26, 2010, the compensation committee of the Company’s board of directors created a discretionary bonus pool (the “Discretionary Bonus Pool”) for management-level and other employees. There are 43 employees eligible for cash bonus awards under the Discretionary Bonus Pool, including the Company’s executive officers. The Discretionary Bonus Pool is limited to $225,000. No specific criteria were established by the compensation committee for awards under the Discretionary Bonus Pool. The amount and timing of individual awards to officers of the Company will be made at the discretion of the Company’s compensation committee after reviewing recommendations from the Company’s chief executive officer and vice president of human resources. Discretionary authority for making individual awards to non-officer employees has been delegated by the compensation committee to the Company’s chief executive officer.

The purpose of the Discretionary Bonus Pool is to recognize individual performance by key employees for their contributions in 2009. The compensation committee believes that such awards are in the best interests of the Company and its stockholders as they incentivize and retain key employees, particularly those whose base salaries and/or target bonuses are below current market rates. All awards under the Discretionary Bonus Pool are expected to be made in the first quarter of 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

ENTROPIC COMMUNICATIONS, INC.

Dated: January 27, 2010	By:	/S/ LANCE W. BRIDGES
Lance W. Bridges, Esq.
Vice President and General Counsel